Exhibit 99.1

SECOND AMENDED AND RESTATED GROUP AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of WEX Inc., a Delaware corporation (the “Company”);

WHEREAS, certain of the undersigned are parties to that certain Group Agreement, dated October 20, 2025 (as amended and restated on February 9, 2026, the “Group Agreement”), for the purpose of, among other things, coordinating their activities with respect to the Company;

WHEREAS, Impactive Capital Master Fund LP, Impactive Sierra Fund LP, Impactive Zephyr Fund LP, Impactive Capital LP, Impactive Capital LLC, Christian Asmar and Lauren Taylor Wolfe (collectively, “Impactive”), Kurt Adams and Ellen R. Alemany (collectively, the “External Nominees”), and Alemany October 2025 GRAT No. 1 wish to enter into this Second Amended and Restated Group Agreement (this “Second Agreement”) to supersede and amend and restate the Group Agreement in its entirety; and

WHEREAS, each of the undersigned (collectively, the “Group”) wish to form a group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2026 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”), (ii) soliciting proxies for the election of certain persons nominated for election to the Board at the Annual Meeting (including those nominated by or on behalf of Impactive), (iii) taking all other action necessary to achieve the foregoing and (iv) taking any other actions the Group (as defined below) determines to undertake in connection with their respective investment in the Company (collectively, the “Purposes”).

NOW, IT IS AGREED, this 30th day of March 2026 by the Parties hereto:

1.The Group Agreement is hereby superseded in its entirety and shall be of no further force or effect.

2.In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/her/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

3.So long as this Second Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”), such notice to be given no later than 24 hours after each such transaction, of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. For purposes of this Second Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

4.So long as this Second Agreement is in effect, each of the External Nominees agrees to provide Impactive advance written notice prior to effecting any purchase, sale, acquisition or disposition of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that Impactive has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by any of the External Nominees. Each of the External Nominees agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposition of any securities of the Company without the prior written consent of Impactive.

5.Each of the undersigned agrees to form the Group for the Purposes as set forth above.

6.Impactive shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

7.Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or other communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 5 shall be as directed by Impactive.

8.The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Second Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his, her or its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

9.This Second Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

10.This Second Agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this Second Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

11.Any party hereto may terminate his/her/its obligations under this Second Agreement on 24 hours’ written notice to all other parties, with a copy by fax to Andrew M. Freedman at Olshan, Fax No. (212) 451-2222.

12.Each of the undersigned acknowledges that Olshan shall act as counsel for both the Group and Impactive relating to their investment in the Company.

13.Each of the undersigned parties hereby agrees that this Second Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Second Agreement to be executed as of the day and year first above written.

IMPACTIVE CAPITAL MASTER FUND LP

By:	Impactive Capital GP LLC its General Partner

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

IMPACTIVE SIERRA FUND LP

By:	Impactive Capital GP LLC its General Partner

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

IMPACTIVE ZEPHYR FUND LP

By:	Impactive Capital GP LLC its General Partner

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

IMPACTIVE CAPITAL LP

By:	Impactive Capital LLC its General Partner

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

IMPACTIVE CAPITAL LLC

By:	/s/ Lauren Taylor Wolfe
	Name:	Lauren Taylor Wolfe
	Title:	Managing Member

/s/ Lauren Taylor Wolfe
Lauren Taylor Wolfe

/s/ Christian Asmar
Christian Asmar

/s/ Kurt Adams
Kurt Adams

/s/ Ellen R. Alemany
Ellen R. Alemany

Alemany October 2025 GRAT No. 1

By:	/s/ Ellen R. Alemany
	Name:	Ellen R. Alemany
	Title:	Trustee